NEWS RELEASE	Contact: Lisa Mayr
For immediate release	Senior Vice President,
May 8, 2008	Investor Relations
(703) 744-1787

Sunrise Reports Preliminary Selected Financial and Operating Data for First-Quarter 2008

MCLEAN, Va., May 8 /PRNewswire-FirstCall/ -- Sunrise Senior Living, Inc. (NYSE: SRZ) today reported preliminary selected financial and operating data for the quarter ended March 31, 2008.

"Along with the strong governance steps we are taking, we are focusing on our core business of operating our existing communities and developing new senior living communities in the major metropolitan markets of North America and the United Kingdom," said Paul Klaassen, chief executive officer of Sunrise. "Strong sector fundamentals, particularly in the need-driven assisted living and memory care areas, reaffirm our commitment to the expansion of our pipeline. Sunrise is the only active large-scale developer of senior living communities today; when combined with our many years of experience in operating the communities we build, we expect to continue to attract capital and create value for our shareholders."

Operational Highlights

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During the first quarter of 2008, Sunrise opened five new communities and began construction on one new community. As of March 31, 2008, the Company had 40 communities under construction, with capacity for an additional 5,300 residents. Seven of these communities are projects being developed by Greystone, the Company's developer and professional services provider for non-profit continuing care retirement communities. Sunrise expects to begin construction on approximately another 3,200 to 3,400 units in North America and the United Kingdom during 2008.

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As of March 31, 2008, Sunrise operated 441 communities with resident capacity for more than 54,000 residents, located in the United States, Canada, the United Kingdom and Germany. Beginning in 2008, the Company has changed its methodology for determining the number of communities it operates. There are certain communities that operate under multiple licenses and have multiple buildings on the same grounds, some of which Sunrise acquired in its acquisition of Marriott Senior Living Services in 2003. These communities were previously counted as more than one community in the Company's community count. The Company has now determined that it will count all communities with more than one licensed building as one community resulting in a reduction in the community count by 18 communities for both the first quarter of 2008 and the first quarter of 2007 in order to better reflect the way the communities are managed. There is no change in resident capacity counts and no impact on financial reporting related to this change. All references in this press release to number of communities, regardless of the period, reflect this change.

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Revenue under management increased 10.6 percent to $625 million as compared to $565 million in the prior-year first quarter. The measure "revenue under management" is derived by combining the revenues of Sunrise's consolidated communities, communities owned in unconsolidated ventures and communities owned by third parties that are managed by Sunrise (excluding communities managed by Greystone). This increase relates to the addition of 15 new communities from the first quarter of 2007 to the first quarter of 2008, as well as increasing occupancy for communities in lease-up and average daily rate growth for stabilized communities. A portion of the increase also relates to the extra day in the first quarter of 2008 (February 29, 2008) as compared to the first quarter of 2007 due to leap year. Excluding the extra day in the leap year, revenue under management would have increased 9.4 percent over the prior-year first quarter.

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Sunrise's same-community portfolio consists of communities in which Sunrise has an ownership interest (i.e., consolidated communities and unconsolidated venture communities) that were stabilized in both the first quarter of 2008 and 2007, which Sunrise defines as being open for 12 months or having achieved 95 percent occupancy, whichever occurs first.

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Same-community revenues increased 7.8 percent during the first quarter of 2008, to $321.2 million as compared to $298.0 million in the prior-year first-quarter. The increase relates to base rate increases in U.S. communities as well as increased utilization and increased rate for extended care services. These increases were partially offset by a decline in occupancy for the first quarter of 2008 as compared to the first quarter of 2007. Same-community revenues for the consolidated communities grew at a higher rate than those for communities in unconsolidated ventures due to increases in occupancy. Same-community revenues were also affected by leap year. Excluding the extra day in the leap year, same-community revenues would have increased 6.6 percent over the prior-year first quarter.

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Average daily rate for the same-community portfolio increased 6.9 percent in the first quarter of 2008 as compared to the prior-year first quarter to $161.72. The Company has changed its calculation of average daily rate to include room rates, extended care fees and community fees. Previously the Company did not include a one-time move-in community fee in the calculation of average daily rate, which is a component of total same-community revenues. This change resulted in an increase of approximately $3.50 in average daily rate in both periods. All references in this press release to average daily rate, regardless of the period, reflect this change. Rate growth was largely due to room rate increases and extended care utilization as described above. Additionally, during the first quarter of 2008, the Company's Medicare mix increased within its skilled nursing area, increasing the number of Medicare patients, particularly in the same-community consolidated portfolio. Medicare rates are typically higher than private pay for skilled nursing. Average daily rate is not affected by the additional day in the first quarter of 2008.

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The same-community average occupancy rate was 90.3 percent for the first quarter of 2008 compared to 90.6 percent in the prior-year first quarter. The Company continues to work to enhance occupancy in several existing markets and select communities that have shown declines in occupancy. Occupancy for consolidated communities increased over the prior-year first quarter due to the Company's increased focus on enhancing occupancy for select communities to analyze and fill vacancies. The same-community occupancy rate for the first quarter of 2008 was not affected by the extra day in the first quarter of 2008.

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Same-community operating expenses increased 6.2 percent in the first quarter 2008 to $218.6 million, as compared to $205.9 million in the prior-year first quarter. Same-community operating expense excludes management fees paid to Sunrise with respect to same-community ventures in order to make comparisons between consolidated communities and unconsolidated venture communities consistent. U.S. labor expense increased, largely due to the higher level of extended care services, which require additional labor hours at skilled levels. Other same-community operating expense increases included insurance, bad debt expense and modest increases in supplies and marketing expenses. For the total same-community portfolio, same-community expenses would have increased 5.0 percent over the prior-year first quarter, excluding the extra day in the first quarter of 2008.

Sunrise's management believes that total revenue under management and total same-community revenues, average daily rate, average occupancy rate and total same-community expenses are useful indicators of trends in Sunrise's management business. For such data broken down by consolidated communities and communities in unconsolidated ventures (and also broken down by communities managed for third-party owners, in the case of revenues under management), please refer to the Supplemental Information attached. The preliminary financial data and operating metrics provided herein should not be considered indicative of the results of operations of the Company for the three months ended March 31, 2008 and 2007. Because the Company has not completed and filed its 2007 financial statements, and has not yet completed its financial statements with respect to the first quarter of 2008, Sunrise is unable at this time to provide a reasonable estimate of its first-quarter 2008 or 2007 results of operations. In the Company's 2006 Form 10-K filed on March 24, 2008, the Company included disclosure regarding 2007 and 2008 significant developments that were expected to have a financial statement impact during 2007 and the first quarter of 2008. See the Company's 2006 Form 10-K for a discussion of these significant developments.

Cash and Debt

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On March 31, 2008, Sunrise had approximately $245 million of cash and cash equivalents. Of this balance approximately $147 million was restricted for use by the Company's self-insurance program and another approximately $18 million was restricted for other purposes. The Company had approximately $300 million in consolidated debt outstanding at the end of the first quarter of 2008.

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There were $128 million in borrowings and $27 million in letters of credit outstanding under the Company's bank credit facility as of March 31, 2008. The Company had availability for borrowing under the line of approximately $5 million. See the Company's 2006 Form 10-K for additional information regarding several amendments to the Company's bank credit facility entered into during the first quarter of 2008.

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On May 7, 2008 the Company received net proceeds of approximately $103 million from mortgage debt financing of 16 owned communities that were previously unlevered. The Company plans to use these proceeds largely to reduce its borrowing under the bank credit facility. The term of the loan is five years, ending June 1, 2013, at a variable rate of Fannie Mae's Discount Mortgage-Backed Securities plus 2.27 percent. This rate is approximately 0.5 percent lower than the Company's current borrowing rate under its bank credit facility.

●	The Company believes that its unrestricted cash is sufficient to support the Company's operations over the next twelve months.

Filing of the Company's Periodic Reports

Pursuant to the March 2008 amendment to the Company's bank credit facility, previously disclosed in the Company's 2006 Form 10-K, the Company was required to deliver to the lenders under its bank credit facility an internally prepared preliminary balance sheet and income statement for 2007 by April 30, 2008. The Company met this deadline and is currently working diligently to complete its 2007 financial statements and file its 2007 Form 10-K by July 31, 2008, in order to remain in compliance with the modified delivery date requirements in the amendment. Any failure by the Company to furnish the administrative agent with the financial information required under the credit agreement within the timeframes set forth in the amendment would automatically constitute an event of default under the credit agreement. In the event of such a default, the lenders may exercise their rights to accelerate the payment of all amounts then outstanding under the credit agreement, and require the Company to replace or provide cash collateral for the outstanding letters of credit or pursue further modifications with respect to the credit facility.

The Company intends to file a Form 12b-25 regarding its inability to timely file its Form 10-Q for the quarter ended March 31, 2008. Under the NYSE rules, the Company has until September 17, 2008 to file its 2007 Form 10-K, subject to NYSE’s ongoing review. If the Company has not filed its 2007 Form 10-K by September 17, 2008, the NYSE may allow the Company's common stock to continue to be listed on the NYSE for up to an additional six-month trading period or, if the NYSE determines that such additional trading period is not appropriate, may commence suspension and delisting procedures. No assurance can be given that the Company will file its 2007 Form 10-K by any deadline imposed by the NYSE. Following the filing of its 2007 Form 10-K, the Company plans to file its 2008 Form 10-Qs.

Conference Call Information

Sunrise will host a conference call today (Thursday, May 8, 2008) at 4:30 p.m. ET to discuss the Company's preliminary selected financial and operating data. Paul Klaassen, chief executive officer, Rick Nadeau, chief financial officer, Tiffany Tomasso, chief operating officer and Mark Ordan, chief administrative and investment officer, will host the call.

The call-in number for the conference call is (785) 830-7991 or (800) 768-6563 (no password required). Those interested may also go to the Investor Relations section of the Company's website, http://www.sunriseseniorliving.com, to listen to the call. A telephone replay of the call will be available until May 15, 2008 by dialing (719) 457-0820 or (888) 203-1112 (passcode: 3737403). The live broadcast of the conference call will also be available on-line at the Company's website in the Investor Relations section. The on-line replay will follow shortly after the call and continue through August 8, 2008.

About Sunrise Senior Living

Sunrise Senior Living, a McLean, Va.-based company, employs approximately 40,000 people. As of March 31, 2008, Sunrise operated 441 communities in the United States, Canada, Germany and the United Kingdom, with a combined capacity for more than 54,000 residents. At quarter end, Sunrise also had 40 communities under construction in these countries with a combined capacity for 5,300 additional residents. Sunrise offers a full range of personalized senior living services, including independent living, assisted living, care for individuals with Alzheimer's and other forms of memory loss, as well as nursing, rehabilitative and hospice care. Sunrise's senior living services are delivered by staff trained to encourage the independence, preserve the dignity, enable freedom of choice and protect the privacy of residents. To learn more about Sunrise, please visit http://www.sunriseseniorliving.com.

Forward-Looking Statements

Certain matters discussed in this press release may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Sunrise believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, there can be no assurances that its expectations will be realized. Sunrise's actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including, but not limited to, the time required for the Company to prepare and file its 2007 Form 10-K, Form 10-Qs for the first three quarters of 2007 and subsequently delayed Form 10-Qs for quarters in 2008, and for Ernst & Young L.L.P. to audit the Company's 2007 financial statements and to review the Form 10-Qs; the Company's ability to remediate material weaknesses in internal controls over financial reporting; the outcome of the SEC's investigation; the outcomes of the putative class action and derivative litigation; the outcome of the lawsuit filed by the Company's former CFO; the outcome of the Trinity OIG investigation and qui tam proceeding; the outcome of the IRS audit of the Company's tax returns for the tax years ended December 31, 2005 and 2006 and employment tax returns for 2004, 2005 and 2006; the outcome of the exploration of strategic alternatives; the Company's ability to comply with the terms of the recent amendments of its bank credit facility or to obtain a further extension of the period for providing the lenders with required financial information; development and construction risks; acquisition risks; licensing risks; business conditions; competition; changes in interest rates; the Company's ability to manage its expenses; market factors that could affect the value of the Company's properties; the risks of downturns in general economic conditions; availability of financing for development; and other risks detailed in the Company's 2006 Form 10-K filed with the SEC, as may be updated or supplemented in the Company's Form 10-Q filings. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

Sunrise Senior Living, Inc.
Supplemental Information
As of March 31, 2008
($ in thousands except average daily rate)

	Communities		Unit Capacity		Resident Capacity
	Q1 08	Q1 07	Q1 08	Q1 07	Q1 08	Q1 07
Community Data (1,2)
Communities managed for third-party owners (excluding Greystone)	156	163	16,072	16,812	17,595	18,443
Communities in ventures	203	184	20,121	18,472	22,683	20,811
Communities consolidated	63	62	8,391	8,267	8,742	8,683
Greystone-managed communities	19	17	5,124	4,433	5,124	4,433
Total communities operated	441	426	49,708	47,984	54,144	52,310

Percentage of Total Operating Portfolio
Assisted Living			69%	72%
Independent Living			24%	23%
Skilled Nursing			7%	5%
Total			100%	100%

Selected Operating Results

Same-Community Owned Portfolio Operating Results (3,4,5)	Q1 08	Q1 07	% Change

Total Same-Community Portfolio
Number of Communities	205	205
Unit Capacity	21,909	21,909
Resident Capacity	24,101	24,101
Community Revenues	$321,176	$297,974	7.8%
Community Operating Expenses	$218,633	$205,945	6.2%
Average Daily Rate	$161.72	$151.35	6.9%
Average Occupancy Rate	90.3%	90.6%	-0.3%

Communities in ventures
Number of Communities	147	147
Unit Capacity	13,890	13,890
Resident Capacity	15,763	15,763
Community Revenues	$219,127	$204,482	7.2%
Facility operating expenses	$144,172	$135,282	6.6%
Average Daily Rate	$170.80	$159.11	7.3%
Average Occupancy Rate	89.8%	90.8%	-1.1%

Communities consolidated
Number of Communities	58	58
Unit Capacity	8,019	8,019
Resident Capacity	8,338	8,338
Community Revenues	$102,049	$93,492	9.2%
Facility operating expenses	$74,461	$70,663	5.4%
Average Daily Rate	$146.27	$136.76	7.0%
Average Occupancy Rate	91.3%	90.4%	1.0%

Supplemental Information (continued)
As of March 31, 2008
($ in thousands except average daily rate)

Total Portfolio Revenues under Management	Q1 08	Q1 07
Communities in ventures	$285.5	$243.5	17.2%
Communities consolidated	106.7	99.2	7.6%
Communities managed (excluding Greystone)	232.3	222.1	4.6%
Total revenue of communities under management	$624.5	$564.8	10.6%

Development Communities to be Opened (# Communities)
	Q2 08	Q3 08	Q4 08	Q1 09	Total
Consolidated communities	3	1	1	1	6
Venture communities	3	3	3	9	18
Greystone communities	2	1	-	2	5
	8	5	4	12	29

Development Communities to be Opened (# Residents)
	Q2 08	Q3 08	Q4 08	Q1 09	Total
Consolidated communities	274	80	115	79	548
Venture communities	344	474	577	740	2,135
Greystone communities	550	233	-	531	1,314
	1,168	787	692	1,350	3,997

Notes

(1)	During the first quarter of 2008, Sunrise opened five communities. There were also three management contracts terminated in the first quarter.

(2)
Beginning in 2008 the Company adjusted its community count retroactively, reducing the number of communities by 18 in both periods; previously the Company operated these communities as multiple communities as they had more than one building and/or license; this methodology was changed effective January 1, 2008.

(3)
Same-community portfolio consists of all communities in which Sunrise has an ownership interest in and that were open for at least 12 months or had achieved 95% occupancy (whichever was sooner) as of the first quarter of 2007. This includes consolidated communities and communities in ventures.

(4)	Community operating expense excludes management fees paid to Sunrise with respect to same-community ventures in order to make comparisons between consolidated and venture communities consistent.

(5)
Average daily rate now includes resident room fees, extended care fees and community fees. Average daily rate was adjusted retroactively to include community fees, which are amortized over a one-year period.